Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated March 10, 2023, with respect to the consolidated financial statements of HCI Group, Inc., and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of HCI Group, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP

Charlotte, North Carolina
January 22, 2024